As filed with the Securities and Exchange Commission on April 21, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 10549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GMX Resources Inc.
(Name of Issuer in its charter)

Oklahoma (State or other jurisdiction of Primary Standard Industrial incorporation or organization)	73-1534474 (I.R.S. Employer Identification No.)
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
(Address and telephone number of principal executive offices)
Amended and Restated
Stock Option Plan of GMX Resources Inc.
(Full title of the plan)
Crowe & Dunlevy, A Professional Corporation
20 N. Broadway
Oklahoma City, Oklahoma 73102
Attention: Michael M. Stewart
(405) 235-7700
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	maximum
Title of each class of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered	price per share (1)	price (1)	registration fee
Common stock, par value, $.001 per share, to be issued pursuant to the Amended and Restated Stock Option Plan of GMX Resources Inc.	300,000 (2)	$38.38 (1)	$11,514,000 (1)	$452.50
Total	300,000	N/A	$11,514,000	$452.50

(1)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. As to shares under the
Amended and Restated Stock Option Plan of GMX Resources Inc. (the “Plan”), the price is based upon the average of the high and low prices of the common stock of Registrant on April 16, 2008, as reported on the Nasdaq Global Select Market.

(2)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

SIGNATURES
INDEX TO EXHIBITS
Opinion of Crowe & Dunlevy
Consent of Smith, Carney & Co., p.c.
Consent of MHA Petroleum Consultants

EXPLANATORY NOTE
     The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-106311) relating to the Registrant’s Amended and Restated Stock Option Plan (the “Plan”) are incorporated herein by reference. This Registration Statement has been filed in accordance with General Instruction E to Form S-8 for the purpose of registering the offer and sale of 300,000 additional shares of common stock in connection with the Plan.
     For a list of exhibits filed as part of this Registration Statement, see the Exhibit Index hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma on April 18, 2008.

GMX RESOURCES INC.
By:	/s/ James A. Merrill
James A. Merrill
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of this 18th day of April, 2008 in the capacities set forth below.

Name	Position

/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	Director, President and Chief Executive Officer (principal executive officer)

/s/ James A. Merrill James A. Merrill	Chief Financial Officer (principal financial officer)

/s/ Ken L. Kenworthy, Sr. Ken L. Kenworthy, Sr.	Director

/s/ Steven Craig Steven Craig	Director

/s/ T.J. Boismier T.J. Boismier	Director

/s/ Jon W. McHugh Jon W. McHugh	Director

2

INDEX TO EXHIBITS

5.1*	Opinion of Crowe & Dunlevy, A Professional Corporation

23.1*	Consent of Smith, Carney & Co., p.c.

23.2*	Consent of MHA Petroleum Consultants

23.3	Consent of Crowe & Dunlevy, A Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)

*	Filed herewith